Exhibit 99.2
NEWS RELEASE

HECLA REPORTS RECORD SILVER RESERVES & RESOURCES AND ADVANCEMENT ON PRE-DEVELOPMENT PROJECTS

February 16, 2012

COEUR D’ALENE, IDAHO -- Hecla Mining Company (“Hecla”)(NYSE:HL) today reported the largest silver reserves and resources in the company’s history with 148 million ounces and 281 million ounces, respectively, as of December 31, 2011. Hecla reported exploration results from its four district-sized land packages in the U.S. and Mexico, as well as an update on its three pre-development projects.

HIGHLIGHTS

•
Silver reserves and resources increased by 4% and 13% to 148 million ounces and 281 million ounces, respectively; gold resources increased by 33% to 597,600 ounces; and lead and zinc resources increased 21% and 26%, respectively.

•	More than a 16% increase in the contained metal (silver, lead, zinc) in Lucky Friday’s proven and probable reserve with the addition of high-grade tons.

•	Drilling at the Greens Creek mine has defined two high-grade areas within the Gallagher zone with good exploration potential for extensions to the south.

•
Resources at the Star in the Silver Valley significantly increased and underground rehabilitation was completed to provide new exploration platforms for drilling and evaluation of multiple mineralized veins.

•	A new gold-silver resource has been outlined in the Andrea Vein at the San Sebastian property in Mexico.

•
Underground drilling in the Equity Vein system at the San Juan Silver property in Colorado has outlined multiple zones of high-grade, gold/silver-bearing veins. Construction of the portal to access the Bulldog resource is being initiated.

“For the sixth consecutive year, Hecla has increased its reserves and resources, setting a new record for both categories in 2011,” said Phillips S. Baker, Jr., Hecla’s President and Chief Executive Officer. “A number of milestones were achieved with our three pre-development initiatives in the Silver Valley and Colorado during 2011, with the Star scoping study on the Upper Country nearing completion, progress at the San Juan Silver property with infrastructure development at the Bulldog well under way, and commencement of underground drilling at the Equity. Exploration activities in 2011 have yielded strong results with a further extension of mine life at the Lucky Friday mine, discovery of higher-grade mineralization at Greens Creek, expansion of the resource at the Star, and the definition of a new resource at San Sebastian. As a result of these successes, we are planning a significant investment in exploration in 2012.”

RESERVES & RESOURCES

Hecla replaced mined silver production from 2011 and added new reserves and resources with its work. Total silver reserve and resource ounces for Hecla increased to 148 million ounces and 281 million ounces, respectively, from 142 million ounces and 248 million ounces, respectively, in 2010. Both are the largest in Hecla’s history. The 2011 silver reserves and resources are provided at the end of the release in Table A.

Reserves at the Lucky Friday mine are the highest in its 70-year history, replacing 2011 production while adding 503,700 tons containing 7 million ounces of silver. This is primarily the result of drilling on the 30 Vein from the 6200 to 6900 levels providing an increase in tons and silver-zinc grades. Reserves at the Greens Creek mine decreased slightly from 2010 mainly due to depletions from mining activities. New reserves were added to the NWW and 200 South zones reflecting extension of these zones. In 2011, Greens Creek mined 772,100 tons of ore containing 8.9 million ounces of silver, and added 519,900 tons to reserves containing 7.5 million ounces of silver. Greens Creek has historically replaced reserves and resources over an extended period.

Approximately 32 million ounces of silver were added to resources from programs in 2011. At the Lucky Friday mine, additional tons and grade contributed to the increase in resources while higher grades in the Gallagher zone at Greens Creek drove resource additions. The resource in the Star was augmented with new tonnage. In Mexico, a new gold-silver resource was outlined. The acquisition of the 30% working interest in the San Juan Silver property by Hecla in late 2011 also added approximately 11 million ounces of silver to resources. Total resources at December 31, 2011, were 281 million ounces of silver, 597,600 ounces of gold, 1.47 million tons of lead, and 1.05 million tons of zinc.

The ore reserves and resources provided in Table A are based on $20.00 per ounce of silver, $1,100.00 per ounce of gold, and $0.85 per pound of lead and zinc.

2011 EXPLORATION AND PRE-DEVELOPMENT UPDATE

Exploration expenditures were $27.0 million in 2011 with $7.4 million for Greens Creek, $6.2 million for San Sebastian, $5.5 million for Lucky Friday/Silver Valley, $5.5 million for San Juan Silver, and the remaining balance for generative activities.

Pre-development expenditures were $4.4 million in 2011 with $1.6 million at the Star, and $2.8 million at the San Juan Silver property.

GREENS CREEK, ALASKA

Underground drilling in the Gallagher zone has delineated several higher-grade zones within a thicker mineralized body. Grades of 0.20 ounces per ton gold, 12-15 ounces per ton silver and 10% combined lead-zinc over approximate widths of 5 feet are typical of drilling in this new zone and additional work is planned. Drilling in the 200 South zone continues to outline a precious metal enriched body. In-fill drilling along sections of this body added 35,000 tons to reserves at a grade of 0.55 ounces per ton gold, 59.5 ounces per ton silver, 12.4% lead, and 26.7% zinc. In the NWW zone, in-fill drilling converted 100,000 tons of resources to reserves at a grade of 0.16 ounces per ton gold, 7.78 ounces per ton silver, 2.9% lead, and 7.9% zinc. Significant assay results from recent drill holes in the Gallagher and 200 South zones are shown in Table B at the end of the release.

Encouraging drill results were returned from surface holes at the West Bruin, Cub #4 and Cub #5 targets located north of the mine. Drill testing of the East Ore trend encountered some mineralization over a strike length of 300 feet. Mineralized intervals of the mine contact from each of these areas confirm that follow-up drilling is warranted in 2012.

In 2012, exploration expenditures at Greens Creek are expected to be approximately $7.0 million. The underground exploration will continue to explore extensions of the 200 South, 5250, West Wall, and Gallagher zones, and along the NE Contact. The surface exploration program is expected to have three drills testing the targets mentioned above.

LUCKY FRIDAY, SILVER VALLEY, IDAHO

Exploration - Lucky Friday

Definition drilling added approximately 7 million ounces of silver to reserves in 2011. The drilling focused on two resource areas, one to the west near the Silver Fault to the 6600 level in the mine, and the second was in a central portion of the deposit between the 6400 and 6900 levels of the mine. Drilling identified, refined, and upgraded the resource in the 30 Vein and a number of intermediate veins. The 30 Vein, which has demonstrated to contain higher silver grades, represents approximately 73% of current proven and probable ore reserve tonnages, while the remaining 27% of reserves are contained in various intermediate veins which have lower silver grades than the 30 Vein.

Underground exploration drilling targeted the ground in proximity to the Silver Fault where higher-grade vein intercepts appear to correlate with the 30 Vein as well as intermediate veins. Recently intersected veins in the Silver Fault blocks from the 7600 to 7800 levels highlighted a 10.3 foot thickness which graded 18.4 ounces per ton silver, 15.3% lead, and 4.5% zinc. Selected drill intersections from the fourth quarter are shown in Table C at the end of the release.

Star Mine Complex - Pre-development

Located two miles northwest of the Lucky Friday mine, the Star 2000 Drift has been rehabilitated and excavation of the first three drill stations has been completed. Installations of surface power infrastructure and power cable in the drift are complete and drilling has begun. The underground drill program is designed to follow-up results from the 2011 surface drill program and evaluate extensions of past-producing vein systems (Star, Noonday, Noonday Split, Moffitt, Crandall and North) in proximity to historic mine infrastructure.

A mineability study of the Star mine complex is expected to be complete in the first quarter of 2012. The study will evaluate the mineability of the Noonday resource and other Upper Country veins. In addition, a study and work plan to dewater the mine (below the 2500 level) is expected to be complete by the end of the third quarter of 2012. As part of this study, an assessment will be made for rehabilitation of the main Star hoist and shaft.

While the Star 2000 provides access for exploration and potential production above the water table or Upper Country, further dewatering and refurbishment of the historical Star production shaft could allow access to deeper resources that were formerly classified as reserves when the mine closed in 1982. The deeper resources represent about half of the Star’s total tonnage.  Longer-term, additional development could create a common connection to the existing underground development at the Lucky Friday mine for ventilation and provide new platforms for exploration.

In 2012, the pre-development budget is expected to be approximately $3.0 million and will encompass underground rehabilitation, scoping work on the Noonday, and the dewatering study.

Exploration - Star and Silver Valley

In 2011, Hecla’s drilling of the Noonday veins, located two miles northwest of the Lucky Friday mine and near the past-producing Star mine complex, has expanded the resource initially outlined in 2010. The resource has been extended 500 feet to the east and approximately 1,500 feet down dip. Silver and lead grades are locally very high, especially towards the east. The Noonday veins now have a resource of 3.8 million silver ounces, 43.3 thousand tons of lead, and 66.6 thousand tons of zinc, a 257% increase in silver ounces over 2010. Good preliminary drill results were also reported from the Morning and North Veins in this same area. Selected intersections along this trend are shown in Table D at the end of the release.

In 2012, the exploration budget for the Silver Valley area is expected to be approximately $6.0 million. Underground drilling will work towards further upgrading and expanding the Noonday resource along strike and evaluate a number of other vein structures near the past-producing Star mine complex. Surface drilling will test targets at Burke/Tamarack, East Noonday, North Star, and Moffitt, which are all located northwest of the Star mine complex.

SAN JUAN SILVER, CREEDE, COLORADO

The acquisition of the remaining 30% interest in the San Juan Silver property was completed in December 2011. Hecla’s wholly owned subsidiary, Rio Grande Silver, Inc. (RGS), now controls the majority of the district including the Bulldog, Amethyst, and Equity Vein systems. The adjacent exploration lands are held in a joint venture in which RGS has a 70% interest.

Bulldog Mine & Equity Ramp - Pre-development

At the Bulldog mine, construction crews completed the excavation of the access road to the 9400 portal pad, as well as most surface facilities to support the planned development program. Personnel and contractors are in place to begin development of a new portal access. A preliminary study on the re-opening of the Bulldog mine is expected in the fourth quarter of 2012. The study will evaluate mining methods, capital and operating costs, processing methods, and permitting requirements.

The Equity (North Amethyst) portal was re-opened in the third quarter of 2011. Located in the northern portion of the mineral district and north of the Bulldog mine, exploration activities by a previous owner outlined promising gold-silver mineralization in the 1980s. The underground rehabilitation work completed in the second half of 2011 enables Hecla to drill and evaluate the Equity and West Amethyst Veins along strike and at depth on a year-round basis. Underground drilling at the Equity began in mid-December.

The pre-development budget for San Juan Silver for the first half of 2012 is expected to be approximately $6.0 million and will encompass additional underground rehabilitation and drill support at the Equity site and initial development of the portal and decline at the Bulldog mine.  Further expenditures are expected to be budgeted following progress on studies.

Equity Ramp - Exploration

Drilling on the Equity structure has intersected multiple high-grade veins that vary from 3 to 12 feet wide. The assay values from the first holes (EQU 1146) include 0.17 ounces per ton gold and 17.7 ounces per ton silver over 7 feet. Highlights of drill results from this recent work are shown in Table E at the end of the release. These higher-grade intersections are on trend of a significant intersection from recent surface drilling (0.2 ounces per ton gold and 13 ounces per ton silver over 7.9 feet; 0.3 ounces per ton gold and 31 ounces per ton silver over 2.5 feet).

In 2012, the San Juan Silver exploration budget is expected to be approximately $8.5 million. The underground drilling will focus on the Equity and North Amethyst/Midwest structures to test the vertical continuity to the intercepts more than 1,000 feet deeper. Surface activities include drilling the North Amethyst and Equity Veins.

SAN SEBASTIAN, MEXICO

Hugh Zone and Andrea Vein - Pre-development

The Hugh Zone is the extension at depth of the past-producing Francine Vein. The Hugh zone is a higher-grade resource that contains 9.2 million ounces of silver; 14,300 ounces of gold; 23,540 tons of copper; 33,020 tons of lead; and 49,930 tons of zinc. A scoping study is under way to update a previous prefeasibility study from 2006. The new study will consider operational synergies with the nearby Andrea Vein where Hecla defined a new resource in 2011.

The San Sebastian pre-development budget is expected to be approximately $2.0 million and will focus on advancing and completing the scoping study by the third quarter of 2012.

Exploration

In Mexico, drilling in 2011 has more than doubled the strike length of the Andrea Vein to 1.7 kilometers. The Andrea Vein varies in width from 1.4 to 6.5 meters and has precious metal grades that vary from 0.1 to 4.0 grams per tonne gold and 15.2 to 481.0 grams per tonne silver. Drilling on this structure in 2011 outlined a new resource containing 6.7 million ounces of silver and 122,200 ounces of gold in 2.2 million tons, grading 3.1 ounces per ton silver plus 0.057 ounces per ton gold. Selected drill intersections of the Andrea Vein are shown in Table F at the end of the release. Drilling to extend resources will continue in 2012 along the Andrea Vein trend and at the sub-parallel Antonella Vein.

In 2012, the San Sebastian exploration budget is expected to be approximately $3.0 million.

2012 GUIDANCE

Hecla’s exploration strategy in 2012 is largely focused on drill-testing targets on its district-sized land positions surrounding existing operations or re-emerging historic mining districts. With up to 12 drills operating and 250 thousand feet of underground and surface drilling, Hecla is continuing systematic exploration. In 2012, the exploration budget is expected to be approximately $28.0 million.

Pre-development activities in 2012 will focus on completing scoping work and preliminary economic evaluations to potentially re-open the Star, San Juan Silver, and San Sebastian properties which would contribute to Hecla’s goal of 50% silver production growth over the next five years. Based upon the current plan in 2012, the pre-development budget is expected to be approximately $11.0 million. Hecla may allocate additional funds during 2012 depending on the outcome of the work that is currently planned.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held on Tuesday, February 21, at 1:00 p.m. Eastern Time to discuss these results along with the fourth quarter financial and operational results. You may join the conference call by dialing toll-free 1-800-510-9661 or 1-617-614-3452 internationally. The participant passcode is HECLA.  Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson Street Events Network.

ABOUT HECLA

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, prospects and opportunities including reserves, resources, and mineralization, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political and regulatory risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this release, such as “resource,” “other resources,” and “mineralized materials” that the SEC guidelines strictly prohibit us from including in our filings with the SEC.  U.S. investors are urged to consider closely the disclosure in our Form 10-K and Form 10Q. You can review and obtain copies of these filings from the SEC’s website at www.sec.gov.

For further information, please contact:

Mélanie Hennessey Vice President - Investor Relations Direct: 604-694-7729	Direct Main: 800-HECLA91 (800-432-5291) Email: hmc-info@hecla-mining.com Website: www.hecla-mining.com

Hecla Canada Ltd. 400 - 580 Hornby Street Vancouver, British Columbia V6C 3B6 Canada	Hecla Mining Company 6500 N. Mineral Drive, Suite 200 Coeur d’Alene, Idaho 83815

Table A
Hecla Estimated Ore Reserves and Resources
(As of December 31, 2011)
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Mine - (Hecla % if < 100%)	Tons	(Oz/ton)	(Oz/ton)	(%)	(%)	(Ounces)	(Ounces)	(Tons)	(Tons)
Proven and Probable Reserves
Proven Ore Reserves
Lucky Friday Unit, USA	2,345,500	12.6	-	7.8	3.0	29,573,900	-	183,100	70,160
Subtotal Proven	2,345,500	12.6	-	7.8	3.0	29,573,900	-	183,100	70,160
Probable Reserves
Lucky Friday Unit, USA	1,345,300	14.7	-	9.3	3.2	19,746,200	-	124,720	42,890
Greens Creek, USA	7,991,000	12.3	0.093	3.5	9.2	98,383,300	742,400	281,620	733,140
Subtotal Probable	9,336,300	12.7	0.080	4.4	8.3	118,129,500	742,400	406,340	776,030
Total Proven & Probable	11,681,800	12.6	0.064	5.0	7.2	147,703,400	742,400	589,440	846,190
Mineralized Material
Lucky Friday Unit, USA (1)	18,857,800	6.3	-	4.2	2.0	118,773,700	-	783,650	369,960
Greens Creek, USA (2)	445,900	5.8	0.109	3.0	7.0	2,582,400	48,500	13,430	31,170
San Juan Silver - Creede (3)	515,500	14.8	-	2.1	1.1	7,619,600	-	10,760	5,820
Star Complex (4)	986,200	3.2	-	6.8	7.7	3,146,400	-	66,730	75,620
Total Mineralized Material	20,805,400	6.4	0.002	4.2	2.3	132,122,100	48,500	874,570	482,570
Other Resources
Lucky Friday Unit, USA (5)	4,396,900	9.7	-	6.4	2.0	42,531,600	-	279,770	87,300
Greens Creek, USA (6)	4,416,700	11.9	0.093	2.3	5.7	52,581,500	412,700	101,570	253,380
San Sebastian Hugh (7)	1,142,500	8.0	0.010	2.9	4.4	9,186,200	14,300	33,020	49,930
San Sebastian Andrea (8)	2,151,300	3.1	0.057	0.0	0.0	6,654,000	122,200	-	-
San Juan Silver - Creede (9)	2,577,300	11.4	-	1.6	1.4	29,446,100	-	40,990	34,980
Star Complex (10)	2,379,100	3.5	-	5.9	6.0	8,213,800	-	139,590	142,650
Total Other Resources	17,063,800	8.7	0.032	3.5	3.3	148,613,200	549,100	594,940	568,240

(1) Measured and Indicated resources from Gold Hunter and Lucky Friday vein systems, diluted and factored for expected mining recovery.
(2) Indicated resources, Gallagher orebody, factored for dilution and mining recovery.
(3) Indicated resources diluted and factored to minimum mining width mechanized 6.0 feet -A vein only -100% Hecla
(4) Indicated resources diluted and factored to minimum mining width for conventional mining.
(5) Inferred resources from Gold Hunter and Lucky Friday vein systems, diluted and factored for expected mining recovery.
(6) Inferred resources, East, West, SW, Gallagher, NWW, '9A', and 200S orebodies, factored for dilution and mining recovery.
(7) Inferred resources, Hugh zone (Deep Francine) - diluted and factored to minimum mining width (also contains 23,540 tons of copper).
(8) Inferred resources diluted and factored to minimum mining width - 2 meter.
(9) Inferred resources diluted and factored to minimum mining width. San Juan JV (Creede, CO) - 100% Hecla in 2011.
(10) Inferred resources diluted and factored to minimum mining width for conventional mining.

TABLE B
GREENS CREEK
MINE / PROJECT	Zone	Area	Width (Feet)	Gold (oz/ton)	Silver (oz/ton)	Zinc (%)	Lead (%)

GREENS CREEK	Gallagher		3.6	0.22	29.1	10.9	4.9
	Gallagher		3.1	0.26	15.1	5.2	4.3
	Gallagher		5.0	0.21	18.1	17.8	6.9
	Gallagher		2.2	0.19	10.5	8.1	3.7
	Gallagher		9.5	0.23	9.2	5.8	2.8
	Gallagher		4.5	0.31	9.8	11.2	3.2
	Gallagher		5.2	0.26	18.3	12.4	5.1
	Gallagher		4.4	0.21	13.8	17.8	6.9
	Gallagher		9.5	0.23	9.2	5.8	2.8
	Gallagher		2.3	0.25	13.2	2.8	2.8
	Gallagher		3.3	0.24	10.2	6.8	5.2
	Gallagher		6.4	0.21	18.5	4.1	1.7
	200 South	Upper Limb	12.0	0.14	10.2	3.8	2.2
	200 South	Upper Limb	9.4	0.21	18.5	4.1	1.7
	200 South	Lower Limb	25.6	0.05	16.0	8.9	4.6
	200 South	Lower Limb	14.8	0.24	16.3	4.8	1.8

TABLE C
LUCKY FRIDAY
MINE / PROJECT	Vein Number / Area	Width (Feet)	Silver (oz/ton)	Zinc (%)	Lead (%)

LUCKY FRIDAY (7500 - 7600 LEVELS)	30 Vein	6.0	11.0	8.8	1.1
(Within Silver Fault Blocks)	40 Vein	3.9	8.0	2.5	9.5
	50 Vein	14.5	7.8	3.5	7.2
LUCKY FRIDAY (7000 - 7200 LEVELS)	20 Vein	4.5	7.6	7.6	6.3
(Within Silver Fault Blocks)	21 Vein	4.3	11.9	10.3	11.2
	40 Vein	1.5	26.5	1.1	17.5
	50 Vein	2.8	18.2	10.2	15.1
	50 Vein	2.1	27.2	19.2	1.1
LUCKY FRIDAY (6500 - 7200 LEVELS)	5 Vein	3.9	13.1	10.9	16.4
(Drilling Western Resource Margins)	20 Vein	4.8	10.5	2.4	10.3
	30 Vein	12.7	28.7	4.5	19.1
	30 Vein	9.4	26.5	5.2	16.7
	30 Vein	8.9	9.2	4.3	7.1
	30 Vein	15.0	23.3	0.2	2.3
	30 Vein	6.1	12.8	9.7	6.7
	40 Vein	5.4	18.2	7.4	12.8
	90 Vein	1.8	13.7	1.1	8.8

TABLE D
SILVER VALLEY
MINE / PROJECT	Vein Number / Area	Width (Feet)	Silver (oz/ton)	Zinc (%)	Lead (%)
SILVER VALLEY DRILLING

Noonday Drilling	Noonday	9.6	13.0	0.0	22.2
	Noonday	5.3	14.1	0.1	15.3
	Noonday	3.7	5.3	0.1	3.4
	Noonday	1.6	16.2	0.3	24.8
	Noonday	1.3	29.4	0.0	31.1
	Noonday	10.2	9.5	0.9	10.9
	Noonday	6.0	9.7	0.8	1.2
	Noonday Split	4.1	8.5	1.3	4.9
	Noonday Split	5.3	14.1	3.0	15.3
	Noonday Split	6.7	6.5	0.7	12.1
	Noonday Split	2.0	10.3	0.0	9.8
	Morning	3.0	18.3	1.7	23.2
	Morning	2.3	7.1	0.8	6.6

TABLE E
SAN JUAN SILVER
MINE / PROJECT	Vein Area	Width (Feet)	Gold (oz/ton)	Silver (oz/ton)

San Juan Silver (Creede)	Equity	7.0	0.17	17.1
	including	3.0	0.31	30.4
	Equity	5.3	0.14	13.9
	Equity	8.3	0.08	8.0
	Equity	2.0	0.46	52.9
	Equity	2.9	0.19	24.1
	Equity	5.0	0.04	7.7
	Equity	3.0	0.11	11.6

TABLE F
SAN SEBASTIAN
MINE / PROJECT	Area	Width (Meters)	Gold (g/tonne)	Silver (g/tonne)

MEXICO - SAN SEBASTIAN	Andrea	4.4	4.0	418.0
	Andrea	6.5	0.7	195.0
	Andrea	1.4	2.5	378.0
	Andrea	1.8	2.5	215.0
	Andrea	2.1	3.4	76.5
	Andrea	1.8	2.1	213.0
	Andrea	2.2	3.1	87.4
	Andrea	0.5	3.0	481.0
	Andrea	1.6	0.2	358.0
	Andrea	1.4	1.1	172.0